Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 5, 2011, by and between JACKSON HEWITT TAX SERVICE INC. (the “Company”) and PHILIP H. SANFORD (the “Executive”).

WHEREAS, the Company and the Executive have entered into that certain Executive Employment Agreement dated as of August 25, 2010 (the “Original Agreement”) pursuant to which the Executive served as the Company’s Executive Vice President – Strategy and Performance Measurement;

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement as provided hereby to provide that the Executive shall serve as the Company’s President and Chief Executive Officer.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment (as defined in Section III) and upon the terms and conditions provided in this Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

A. During the Period of Employment, the Executive will serve as the President and Chief Executive Officer of the Company and, subject to the lawful direction of the Board of Directors of the Company (the “Board”), will perform such duties and exercise such supervision with regard to the business of the Company as are customary and appropriate for such position, as well as perform such additional duties as may be prescribed from time to time by the Board, so long as such duties are customary and reasonable for a chief executive officer. The Board, or the appropriate committee thereof, will nominate the Executive for election to the Board at the next stockholder meeting at which directors are elected, and will re-nominate the Executive for re-election for additional terms of service on the Board during the Period of Employment. During the Period of Employment, the Executive shall not be entitled to any additional compensation for his service on the Board.

B. The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company, except during customary vacation and holiday periods and periods of illness. The Executive will maintain a primary office and conduct his business in Parsippany, New Jersey, except for normal and reasonable business travel in connection with his duties hereunder, but the Executive shall not be required to move his principal residence to such location or any other location without the Executive’s prior consent, which consent may be withheld in the Executive’s sole discretion. Nothing contained in this Agreement will prevent the Executive from serving on civic and charitable boards or from conducting his personal affairs and investments.

C. The Executive will, in accordance with the Company’s policy and procedures and applicable law, give appropriate certifications with respect to the accuracy of the Company’s publicly-filed financial statements, as applicable.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (including any renewal periods, the “Period of Employment”) will begin on the date of this Agreement and end on the second anniversary of such date, subject to termination as provided in this Agreement. Upon the end of such term, the Period of Employment shall renew automatically for successive one-year periods unless either party provides a notice of non-renewal (in writing) to the other party no later than sixty (60) days prior to the renewal date, it being understood that in no event shall the giving of such notice of non-renewal constitute a Without Cause Termination or Constructive Discharge.

SECTION IV

COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an officer, director or committee member of the Company or any subsidiary or affiliate thereof, the Executive will be compensated as follows:

(i) Base Salary. The Company will pay the Executive a fixed base salary of $500,000.00 per year (the “Base Salary”). Executive’s Base Salary will not be reduced, as the same may be increased during the Period of Employment. The Base Salary will be payable according to the customary payroll practices of the Company for similarly situated executives, but in no event less frequently than once each month.

(ii) Annual Incentive Awards. The Executive will be eligible for discretionary annual incentive compensation awards. The Executive will be eligible to receive an annual bonus opportunity in respect of each fiscal year of the Company during the Period of Employment based upon a target bonus equal to no less than 100% of the Executive’s then-current Base Salary during such fiscal year (the “Target Level”); provided, however, that such bonus will be subject to the attainment by the Company of applicable performance targets reasonably established and certified by the Board or the Compensation Committee of the Board (the “Committee”). The performance targets may relate to such financial and/or business criteria of the Company and its subsidiaries or business units, as well as the Executive’s personal performance, as determined by the Board or the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”), provided that, in determining the Incentive

Compensation Award payable in respect of the fiscal year in which this Agreement is executed, the target annual bonus opportunity shall be based upon a target bonus equal to (i) no less than 80% of Executive’s Base Salary under the Original Agreement for the Period of Employment thereunder occurring during such fiscal year and (ii) no less than 100% of Executive’s Base Salary under this Agreement for the Period of Employment hereunder occurring during such fiscal year, and the Board or the Committee (as the case may be) shall also take into account Executive’s personal performance under the Original Agreement.

(iii) Long-Term Incentive Awards. At such times as the Board or the Committee determines to conduct annual or periodic grants (each, a “Periodic Grant”) of long term incentive awards to employees and officers of the Company, the Executive will be eligible to receive such grants, except as provided below subject to the sole and complete discretion of the Board or the Committee and upon such terms and conditions as determined by the Board or the Committee for similarly situated executives. In addition to the foregoing, the Board or the Committee shall grant to Executive a long term incentive award (the “New Hire Grant”), in the form and with a value determined by the Board or the Committee in its sole and complete discretion subject to the terms hereof on or before April 30, 2011, provided that the terms and conditions of such award above be generally consistent with initial awards made by similarly situated companies to persons becoming a chief executive officer. Notwithstanding the foregoing: (i) the initial Periodic Grant shall be granted on or before the last day of the Company’s first fiscal quarter for the fiscal year 2012 and shall have a value equal to not less than one times Executive’s Base Salary and not more than two times Executive’s Base Salary; (ii) the value of each subsequent Periodic Grant shall be based on relevant competitive market data as determined by the Board or the Committee in its sole and complete discretion; and (iii) the New Hire Grant shall have a value (after giving effect to any material restructuring of the Company’s liabilities occurring prior to or following such New Hire Grant, whether or not such restructuring results in a Change in Control (as hereafter defined)) equal to not less than two times Executive’s Base Salary and not more than three times Executive’s Base Salary.

(iv) Additional Benefits.

(a) Other Compensation. The Executive and/or members of the Executive’s immediate family, as the case may be, will be entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of the Company and will generally receive all perquisites offered to similarly situated employees of the Company. The Executive and/or Executive’s family, as the case may be, will participate to the extent permissible under the terms and provisions of such plans or programs and in accordance with the terms of such plans and programs. In addition, the Executive, subject to the terms of the applicable plan, shall be eligible to participate in the equity incentive plan(s) maintained by the Company from time to time on the same basis as other similarly situated executives.

(b) Vacation, Holidays and Sick Leave. During the Period of Employment, the Executive will be entitled to paid vacation and paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

(c) Attorneys’ Fees and Costs Allowance. The Company will reimburse the Executive an amount up to $15,000 for the reasonable attorneys’ fees and costs the

Executive incurs in connection with the negotiation and execution of this Agreement. The amount will be paid to the Executive in a lump sum payment on January 15, 2011, provided the Executive has provided to the Company reasonable evidence of such fees and costs on or prior to such date.

SECTION V

BUSINESS EXPENSES

The Company will promptly reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and reasonably requested documentation in connection with such expenses.

SECTION VI

DISABILITY

If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon written notice of resignation to the Company, or at the option of the Company upon thirty (30) days’ advance written notice of termination to the Executive. The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of such termination, except for the payment of: (i) Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination and (ii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which such termination occurs (paid at the Target Level), provided that all performance targets relating to such Incentive Compensation Award are attained, with such pro rata portion to be paid at such time or times as incentive compensation awards in respect of such fiscal year are payable by the Company to its other executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable and all such options, awards, incentives and compensation shall remain exercisable in accordance with the terms of the respective plans and/or agreements. Furthermore, upon such event, the Executive shall be entitled to continue coverage under all health and welfare plans for the Executive and members of the Executive’s immediate family, including medical and dental benefits, during the twelve (12)-month period immediately following such event, with the Executive’s cost being no greater than the cost applicable to the Executive had the Executive been an active, full-time employee of the Company during such period. Following the expiration of such twelve (12)-month period, Executive and members of the Executive’s immediate family, will be permitted to continue coverage under the Company’s medical, prescription and dental plan for any remaining continuation period required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (treating such twelve (12)-month period as part of the continuation period required by COBRA), at the applicable premium rate for similarly situated participants. For purposes of this Agreement, “Disabled” means the Executive’s inability to perform, with or without reasonable accommodations, the essential functions of the Executive’s position hereunder as a result of serious physical or mental incapacity, illness or injury for a period of no less than sixty consecutive (60) days, together with a determination by an independent medical authority that the Executive is currently unable to perform such duties. Such medical authority shall be mutually and reasonably agreed upon by the Company and the Executive and such opinion shall be binding on the Company and the Executive.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except for the payment of: (i) Base Salary and Incentive Compensation Awards earned but unpaid through the date of death and (ii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which death occurs (paid at the Target Level), provided that all performance targets relating to such Incentive Compensation Award are attained, with such pro rata portion to be paid at such time or times as incentive compensation awards in respect of such fiscal year are payable by the Company to its other executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable and all such options, awards, incentives and compensation shall remain exercisable in accordance with the terms of the respective plans and/or agreements. Furthermore, upon such event, any and all benefits owed to the Executive or the Executive’s beneficiary under the Company’s employee benefit plans and programs, including any retirement and/or life insurance benefits, will be paid and administered in accordance with the terms of such plans and programs. All such amounts will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A. Without Cause Termination; Constructive Discharge. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (each as defined below), then the Company will pay the Executive (or the Executive’s surviving spouse, estate or personal representative, as applicable): (i) a lump sum cash payment equal to the aggregate Monthly Base Salary (as defined below) for twelve (12) months; (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination; and (iii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which such Without Cause Termination or Constructive Discharge occurs (paid at the Target Level), provided that all the performance targets relating to such Incentive Compensation Award are attained. The amounts payable to the Executive by the Company pursuant to this Section VIII(A) shall be paid: (1) with respect to amounts set forth in Section VIII(A)(i) and (ii), no later than thirty (30) days after the Without Cause Termination or Constructive Discharge occurs and (2) with respect to amounts set forth in Section VIII(A)(iii), at such time or times as incentive compensation awards in respect of the fiscal year in which the Without Cause Termination or Constructive Discharge occurs are payable by the Company to its other similarly situated executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that are subject to vesting will become immediately and fully vested and exercisable and such options, awards, incentives and compensation shall remain exercisable in accordance with the terms of the respective plans and/or agreement if such event occurs within thirty-six (36) months following the date hereof and otherwise will terminate. Furthermore, upon such event, the Executive shall be entitled to continue coverage under all health and welfare plans for the Executive and members of the Executive’s immediate family, including medical and dental benefits, during the twelve (12)-month period immediately following such termination, with the Executive’s cost being no greater than the cost applicable to the Executive had the Executive been an active, full-time employee of the Company during such period. Following the expiration of such twelve (12)-month period, Executive and members of the Executive’s immediate family, will be permitted to continue coverage under the Company’s medical, prescription and dental plan for any remaining continuation period required under COBRA (treating such twelve (12)-month period as part of the continuation period required by COBRA), at the applicable premium rate for similarly situated participants.

B. Termination After a Change in Control. Notwithstanding anything herein to the contrary, if the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge following a Change in Control (as defined below), then the Company will pay the Executive (or the Executive’s surviving spouse, estate or personal representative, as applicable), (i) a lump sum cash payment equal to the aggregate Monthly Base Salary for eighteen (18) months, (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination, and (iii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge following a Change in Control (paid at the Target Level), provided that all the performance targets relating to such Incentive Compensation Award are attained. The payments set forth in (i) and (ii) above shall be made no later than thirty (30) days after such Without Cause Termination or Constructive Discharge, and the payment in (iii) above shall be made at the time or times as incentive compensation awards in respect of the fiscal year in which the Without Cause Termination or Constructive Discharge occurs are payable by the Company to its other similarly situated executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that are subject to vesting will become immediately and fully vested and exercisable, and all outstanding options, awards, incentives and compensation shall be extended and remain exercisable in accordance with the plan under which they were granted or awarded. Furthermore, upon such event, the Executive shall be entitled to continue coverage under all health and welfare plans for the Executive and members of the Executive’s immediate family, including medical and dental benefits, during the eighteen (18)-month period immediately following such termination, with the Executive’s cost being no greater than the cost applicable to the Executive had the Executive been an active, full-time employee of the Company during such period. Following the expiration of such eighteen (18)-month period, Executive and members of the Executive’s immediate family, shall be permitted to continue coverage under the Company’s medical, prescription and dental plan for any remaining continuation period required under COBRA (treating such eighteen (18)-month period as part of the continuation period required by COBRA), at the applicable premium rate for similarly situated participants. The payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to this Section VIII(B) are in lieu of any payments, benefits or compensation the Executive may otherwise be entitled to receive pursuant to Section VIII(A).

C. Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary earned but unpaid as of the date of such termination will be paid to the Executive. Except as provided in this paragraph, the Company will have no further obligations to the Executive hereunder.

D. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Change in Control” means a “Change in Control” as defined from time to time in the Company’s Amended and Restated 2004 Equity and Incentive Plan, as may be amended; provided, however, that the filing by the Company of a petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), which petition includes a plan of reorganization that has been accepted prior to such filing by the holders of claims or interests against or in the Company in requisite number and amount in accordance with Section 1126(b) of the Bankruptcy Code, shall constitute a Change in Control for purposes of this Agreement.

(ii) “Constructive Discharge” means one or more of the following events: (a) any material failure of the Company to fulfill its obligations under this Agreement (including, without limitation, any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other element of compensation); (b) any failure by the Company to timely pay the Executive’s Base Salary, or earned bonus; (c) a material and adverse change to the Executive’s titles, positions, duties, scope of authority, direct reporting relationships, and responsibilities to the Company; or (d) the Company fails to cause this Agreement to be assumed by any successor to the business of the Company pursuant to Section XIV. The Executive will provide the Company a written notice which describes the circumstances being relied on for the Constructive Discharge with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to fully remedy the situation prior to the effectiveness of termination for Constructive Discharge.

(iii) “Monthly Base Salary” means, at any given time, the quotient obtained by dividing the Executive’s then-current Base Salary by twelve (12).

(iv) “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

(v) “Termination for Cause” means: (a) the Executive’s willful failure to substantially perform the Executive’s material duties as an employee of the Company or any subsidiary thereof under Section II (other than any such failure resulting from incapacity due to physical or mental illness); (b) any act of fraud, misappropriation, embezzlement or similar conduct, in each case against the Company or any subsidiary; (c) any act of material dishonesty against the Company or any subsidiary; (d) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (e) the Executive’s gross negligence in the performance of the Executive’s duties; (f) the Executive makes (or has been found to have made) a false certification to the Company pertaining to its financial statements; or (g) if, in the sole determination of the Board, the Executive fails to perform the Executive’s duties in a competent manner and, after written notice from the Board to the Executive of the specific areas of performance that are in need of improvement, the Executive has not made such improvements, within sixty (60) days after receipt of such notice, to the reasonable satisfaction of the Board. The Company will provide the Executive a written notice which describes the circumstances being relied on for the termination with respect to this paragraph. With respect to each of subclauses (a), (b), (c), (d), (e) and (f) of this paragraph, the Executive will have ten (10) days after receipt of such notice to remedy such situation prior to the effectiveness of the Termination for Cause with respect thereto, unless the Company reasonably and in good faith determines that such situation is incurable. With respect to the situation described in subclause (g) of this paragraph, the effectiveness of the Termination for Cause with respect to such situation shall become effective immediately upon the end of the sixty (60) day period stated in such subclause (g), unless the Company reasonably and in good faith determines that such situation is incurable.

(vi) “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, disability, or Termination for Cause.

E. Conditions to Payment and Acceleration. All payments due to the Executive under this Section VIII shall be made subject to the terms of this Agreement; provided, however, that such payments, shall be subject to, and contingent upon, the execution by the Executive (or the Executive’s beneficiary or estate), and the continued effectiveness, of a release of any and all claims against the Company and its affiliates substantially in the form attached to this Agreement as Exhibit A. The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates and/or any other agreement or arrangement. Nothing herein shall be construed as limiting the Executive’s entitlement to any other vested accrued benefits to which the Executive (or the Executive’s estate if applicable) is then entitled under the Company’s applicable employee benefit plans, including, without limitation, any disability or death benefits which may become payable.

F. Resignations. The Executive agrees that, in connection with any termination, and as a condition to receiving any payments under this Section VIII, the Executive shall resign from all directorships and committees of the Board of the Company and its subsidiaries on which he serves (if any) if so requested by the Board.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in the Executive’s possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. The Company will reimburse Executive for any and all reasonable out-of-pocket costs and expenses incurred in connection with the performance of any actions taken by the Executive pursuant to this paragraph at the request of the Company (i.e., attorneys fees and costs, travel, copying charges, long-distance, etc.). Furthermore, to the extent the Executive is required to spend any material time and effort to perform any actions requested by the Company pursuant to this paragraph following the Period of Employment, the Company will pay reasonable compensation to the Executive for such time and effort at a rate to be mutually agreed upon by the Company and the Executive. The foregoing shall not unreasonably interfere with the Executive’s duties to any successor employer.

B. (i) The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not, during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of the Executive’s duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for the Executive’s own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use the Executive’s best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into the Executive’s possession, are confidential and will remain the property of the Company or its affiliates.

(ii) Notwithstanding anything herein to the contrary, Executive may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Executive relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.

C. During the one (1) year period following the date of this Agreement, without regard to earlier termination of employment by the Company or the Executive (the “Restricted Period”), the Executive will not use the Executive’s status with the Company or any of its affiliates to obtain loans, goods or services from another organization on preferential terms that would not be available to the Executive in the absence of the Executive’s relationship to the Company or any of its affiliates.

D. (i) During the Restricted Period, the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injure the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Company, will not engage in, or directly or indirectly (whether for compensation or otherwise), own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and agrees that the provisions in the foregoing sentence will operate throughout the United States.

(ii) During the Restricted Period, the Executive, without express prior written approval from the Company, will not solicit any then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

(iii) During the Restricted Period, the Executive will not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(iv) For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than five percent (5%) of any class of equity interest in a publicly-held company (domestic or foreign) and the term “affiliate” will include without limitation all subsidiaries and licensees of the Company. For the purpose of avoiding doubt, proprietary interests held by the Executive which are five percent (5%) or less of any class of equity interest in a publicly-held company (domestic or foreign) will not be subject to the requirements of this Section IX.

E. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

F. The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

G. The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION X

INDEMNIFICATION

The Company will indemnify and hold harmless the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Company will, at the Company’s sole cost and expense, maintain directors and officers liability insurance for the Executive on commercially reasonable basis and coverage amounts, and on terms which are no less favorable than it maintains for other similarly situated officers of the Company.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

SECTION XII

EXCISE TAXES; WITHHOLDING TAXES

A. Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and its affiliates in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine as required below in this Section XII(A) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, then the Executive shall receive all Agreement Payments to which the Executive is entitled.

B. Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section XII shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: first from Section VIII(A)(i) or VIII(B)(i), as applicable, then from Section VIII(A)(iii), then from amounts under Section VIII(A) or VIII(B), as applicable, relating to stock options, equity awards or other incentives or compensation subject to vesting, and lastly from amounts under Section VIII(A) or VIII(B), as applicable, relating to continuation of coverage under health and welfare plans. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

C. Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

D. Definitions. The following terms shall have the following meanings for purposes of this Section VII:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section XII(A).

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under

Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant taxable year(s).

E. Withholding Taxes. The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior employment agreements (including, without limitation, the Original Agreement), understandings and arrangements (oral or written) between the parties hereto.

SECTION XIV

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term “the Company” will mean the other corporation or entity and this Agreement will continue in full force and effect. In addition to the obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled as provided in Section VIII(B) hereof, except that the date on which any such succession becomes effective shall be deemed the date of the Executive’s termination of employment. In the event the Company should enter into a court supervised process, the Company agrees to file the proper motions in the case to retain Executive in the same role and on the same terms as provided in this Agreement. This Agreement shall inure to the benefit and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

SECTION XV

MODIFICATION; WAIVER

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

SECTION XVI

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVII

ARBITRATION

A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Parsippany, New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D. The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVIII

SURVIVAL

Sections VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and XX will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIX

SECTION 409A COMPLIANCE

A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full no later than two and one-half (2 1/2) months after the end of the later of the fiscal year or the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

B. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

C. Notwithstanding any provision in this Agreement to the contrary, if, at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, the Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section XIX(C), then such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the

Executive’s separation from service with the Company. If the Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of the Executive’s death.

SECTION XX

SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Steven L. Barnett
Name:	Steven L. Barnett
Title:	EVP, General Counsel & Corporate.
Secretary

/s/ Philip H. Sanford
PHILIP H. SANFORD

EXHIBIT A

TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT FOR

PHILIP H. SANFORD

FORM OF RELEASE

FORM OF RELEASE

(to be executed by the Company and the Executive)

In exchange for the consideration provided by the Company pursuant to that certain Amended and Restated Executive Employment Agreement dated as of December     , 2010 between the Company and the Executive (the “Employment Agreement”), the Executive hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action (in law or in equity), suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, against the Company and its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, shareholders, and parent, subsidiary or related companies (hereinafter the “Released Parties”), by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this Release to the extent that such a release is permitted as a matter of law; provided, however, nothing herein shall release the Company or the Released Parties from their respective obligations under this Release or under the Employment Agreement to the extent the provisions thereof survive the termination of the Executive thereunder. The Executive’s general release set forth in this Release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs: (i) arising or relating to income, payroll or excise taxes in connection with the Executive’s employment or (ii) under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended by the Americans with Disabilities Amendments Act of 2008; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Worker’s Benefits Protection Act (the “OWBPA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq.; New Jersey’s law regarding Equal Pay, N.J. Stat. Ann. § 34:11-56.1 et seq.; the New Jersey Smokers’ Rights Law, N.J. Stat. Ann § 34:6B-1 et seq.; the Conscientious Employee Protection Act; the Georgia AIDS Confidentiality Act; Georgia’s Law Regarding Equal Pay, O.C.G.A. § 34-5-1 et seq.; the Georgia Equal Employment for Persons with Disabilities Code; Georgia’s Law Regarding Age Discrimination, O.C.G.A. § 34-1-2; the New Jersey or Georgia Constitutions; and all claims under New Jersey or Georgia public policy or common law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorney’s fees. The Executive and the Company intend that the Executive’s general release set forth in this Release shall discharge all claims against the Company and all other Released Parties to the full and maximum extent permitted by law. The Executive and the Company further agree that to the extent that federal or state law prohibits the waiving of certain claims as a matter of law, this Release is not intended to waive any such claims.

The Executive represents that he has not filed or permitted to be filed against the Company or any of the Released Parties, individually or collectively, any lawsuits, charges or proceedings (including any arbitrations). Except as necessary to enforce the terms of this Release, the Executive covenants and agrees not to sue the Company or any of the Released Parties concerning any of the matters covered by this Release.

The Executive acknowledges and agrees that, in regard to the Executive’s release and waiver of claims under the ADEA and the OWBPA, as set forth in this Release, the Executive was informed that the Executive does not waive any such rights or claims that may arise after the date this Release is executed and that the Executive has twenty-one (21) days after receiving this Release within which to consider this Release. If the Executive executes this Release before the end of such twenty-one (21) day period, then the Executive acknowledges that the Executive’s decision to do so was knowing, voluntary and not induced by fraud, misrepresentation or a threat to withdraw, alter or provide different terms prior to the expiration of such twenty-one (21) day period. The Executive further acknowledges that this Release is effective and enforceable against the Executive upon the Executive’s execution hereof, subject to the Executive’s valid and timely revocation of this Release. The Executive further understands and acknowledges that this Release is not enforceable or effective until the period stated in the penultimate paragraph of this Release has expired and that if the Executive revokes this Release, the Executive will lose all benefits under this Release.

The Executive understands that the Executive has seven (7) days following the Executive’s execution of this Release to revoke this Release. The Executive further understands that, if the Executive elects to revoke this Release, the Executive must provide notice to the Company in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested) at the following address:

Jackson Hewitt Tax Service Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attn: President

The Executive shall return promptly all Company Property to the Company. For purposes hereof, “Company Property” includes, but is not limited to, all information and material belonging to the Company, including automobiles, office keys and equipment, documents, policy or practice manuals, records, files, electronic information, software, computers, computer disks, drives or other storage media, handheld computer devices such as Blackberries, mobile phones, corporate credit cards, and all other Company Property in the Executive’s possession, including any reproductions or copies thereof.

Subject to the effectiveness of the Executive’s general release set forth in this Release, the Company releases the Executive of any claims against the Executive that it is aware of at the time of this Release, except for any claim relating to fraud, criminal matters or accounting irregularities; provided, however, nothing herein shall release the Executive from his obligations under this Release or under the Employment Agreement to extent the provisions thereof survive the termination of the Executive thereunder.

The Executive agrees that he shall not disparage the Company nor the Company’s business, nor any of its officers, directors or employees. The Company, on behalf of its directors and executives officers, agrees not to disparage the Executive.

The release set forth herein is intended to constitute the release contemplated by Section VIII (E) of the Employment Agreement.